Exhibit 99.1

Khosla Ventures Acquisition Co. II Receives Expected Notice From Nasdaq Regarding Delayed Quarterly Report

MENLO PARK, August 31, 2021 /PRNewswire/ — Khosla Ventures Acquisition Co. II (the “Company”) announced today that, on August 25, 2021, it received a notice (“Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”) because the Company failed to timely file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 (the “Form 10-Q”) with the Securities and Exchange Commission (“SEC”). The Notice has no immediate effect on the listing or trading of the Company’s securities on the Nasdaq Capital Market.

As previously disclosed in the Form 12b-25 filed on August 16, 2021 by the Company with the SEC, the Company was unable to file the Form 10-Q by the required due date of August 16, 2021. The Company intends to file the Form 10-Q with the SEC as soon as practicable.

About KVSB

KVSB is a special purpose acquisition company sponsored by affiliates of Khosla Ventures. Khosla Ventures manages a series of venture capital funds that make early-stage venture capital investments and provide strategic advice to entrepreneurs building companies with lasting significance. The firm was founded in 2004 by Vinod Khosla, co-founder of Sun Microsystems. Khosla Ventures has over $14 billion dollars of assets under management and focuses on a broad range of sectors including artificial intelligence, agriculture/food, consumer, enterprise, financial services, health, space, sustainable energy, robotics, VR/AR and 3D printing. Collectively, Khosla Ventures portfolio of investments has created nearly half a trillion dollars in market value.

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between Nextdoor and KVSB. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of KVSB’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, the registration statement on Form S-4, and other documents filed by KVSB from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Nextdoor and KVSB assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Nextdoor nor KVSB gives any assurance that either Nextdoor or KVSB will achieve its expectations.

Contact

Peter Buckland, CFO, information@khoslaventures.com